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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Summagraphics Corporation:

  We consent to incorporation by reference in the registration statement (Nos. 33-19583, 33-25348 and 33-26415) on Form S-8 of Summagraphics Corporation and subsidiaries of our reports dated June 27, 1995, except as to Notes 5 and 9 which are as of September 20, 1995, relating to the consolidated balance sheets of Summagraphics Corporation and subsidiaries as of May 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1995, which report appears in the May 31, 1996 annual report on Form 10-K of Summagraphics Corporation and subsidiaries.

                                         KPMG Peat Marwick LLP


Austin, Texas
September 9, 1996